UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2026

Firefly Aerospace Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42789	81-5194980
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2203 Scottsdale Drive
Leander, Texas	78641
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 893-5570

1320 Arrow Point Drive, #109, Cedar Park, Texas 78613

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	FLY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

On April 3, 2026, Firefly Aerospace Inc. (the “Company”) entered into an amendment (the “Amendment”) to its Credit Agreement, dated as of August 8, 2025, by and among the Company, the other loan parties thereto, the lenders and issuing banks party thereto, and Wells Fargo Bank, National Association, as administrative agent (as so amended, the “Credit Agreement”).

The Amendment, among other things, increased the existing commitments under the senior secured revolving credit facility (the “Revolving Credit Facility”) provided under the Credit Agreement by $45 million, for a total aggregate principal amount of $305 million. The Amendment also increased the interest spread applicable to the loans under the Revolving Credit Facility by 0.25%. After giving effect to the Amendment, the loans under the Revolving Credit Facility bear interest at a variable rate per annum equal to, at the Company’s option, either (a) term SOFR plus a 3.25% spread or (b) an alternative base rate (as set forth in the Credit Agreement) plus a 2.25% spread. A commitment fee of 0.375% per annum also applies on unused commitments under the Revolving Credit Facility. The Revolving Credit Facility matures on August 8, 2028.

In addition, the Amendment removed the minimum free cash flow maintenance covenant and adjusted the minimum liquidity maintenance covenant to require $381.25 million of minimum liquidity, tested as of the last day of each calendar month (commencing with the calendar month ending April 30, 2026). The Credit Agreement otherwise contains customary affirmative and negative covenants, including limitations on the Company’s ability and certain of the Company’s subsidiaries’ abilities, to (i) incur additional debt; (ii) create liens; (iii) make certain investments, loans and advances; (iv) sell assets; (v) pay dividends or make distributions or make other restricted payments; (vi) voluntarily prepay certain other indebtedness; (vii) engage in mergers or consolidations; (viii) change the business we and certain of our subsidiaries conduct; (ix) engage in certain transactions with affiliates; (x) enter into agreements that restrict dividends from subsidiaries; and (xi) amend certain charter documents and material agreements governing subordinated and junior indebtedness.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 is incorporated by reference into this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2026, Marc Weiser tendered his resignation from the Board of Directors (the “Board”) of the Company, effective as the same date.

Mr. Weiser’s resignation was not due to any disagreement with the Company or its management relating to the Company’s operations, policies or practices. The Board thanks Mr. Weiser for his service and contributions to the Board and wishes him well in his future endeavors.

Item 8.01.	Other Events.

The Board has set June 4, 2026 as the date of the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). Deadlines for the submission of stockholder proposals and nominations are set out below.

Deadline for Rule 14a-8 Stockholder Proposals

Because the Annual Meeting is the Company’s first annual meeting (and the Company did not hold an annual meeting in 2025), stockholder proposals eligible to be included in the Company’s proxy statement and form of proxy for the Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received at the Company’s principal executive offices a reasonable time before the Company begins to print and distribute its proxy materials, which the Company has determined to be not later than April 13, 2026.

Advance Notice Deadline under Bylaws for Director Nominations and Other Stockholder Proposals

In accordance with the Company’s Amended and Restated Bylaws (“Bylaws”), stockholders wishing to nominate a candidate for election as director or submit a proposal at the Annual Meeting (other than pursuant to Rule 14a-8 under the Exchange Act) must hand deliver written notice received by the Corporate Secretary at the Company’s principal executive offices no later than the close of business on April 13, 2026. Any such stockholder nomination or proposal must also comply with the requirements specified in the Bylaws, a copy of which is filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2026.

In addition to satisfying the requirements under the Bylaws, stockholders intending to solicit proxies in support of director nominees (other than the Company’s nominees) must provide written notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which written notice must be postmarked or transmitted electronically to the Corporate Secretary at our principal executive offices at 2203 Scottsdale Drive, Leander, Texas 78641, no later than April 13, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIREFLY AEROSPACE INC.

Date: April 3, 2026	By:	/s/ Darren Ma
Darren Ma
Chief Financial Officer